Exhibit 99.1

      Garmin Reports Record Third Quarter 2004 Revenue and Earnings

CAYMAN ISLANDS, October 27, 2004/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN — news) today announced record revenue and earnings for its third fiscal quarter ended September 25, 2004. Revenue for the quarter increased 43 percent to $193.6 million from $135.6 million in the year-ago quarter. Net income was $67.1 million, or $0.62 diluted earnings per share, compared to $35.3 million or $0.32 diluted earnings per share in the year-ago quarter. Third quarter net income included a $4.4 million foreign currency gain as a result of a stronger U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.58 compared to $0.39 in the year-ago quarter, exceeding the high end of management’s guidance of $0.42 to $0.45.

“We are pleased to announce another quarter of solid revenue growth. New product introductions continue to create interest in our products. Revenues continue strong, driven by demand across all product lines,” said Dr. Min Kao, CEO of Garmin Ltd. “The consumer segment recorded a 37 percent growth in revenues during this quarter despite continued component availability constraints. The introduction of 44 new and innovative products year to date has generated excitement in our core markets, and our new product pipeline remains robust as we look towards 2005. Our Quest™, eTrex Legend® C, eTrex Vista® C, and iQue® 3200 are just a few of the products we have introduced which continue to broaden consumer options for navigation. Response to new aviation handheld products like the GPSMAP™ 96 and 96C has been positive. Shipments of our G1000™ avionics in the third quarter of 2004 have been steady, and we look forward to additional airframe certifications in the coming months.”

Consumer revenue for the third quarter totaled $145.5 million — a 37% growth compared to the third quarter of 2003. In addition, aviation revenue totaled $48.1 million – a 63 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 540,000 from 517,000 – representing an increase of 4 percent.

Revenue increased across all geographic regions during the third quarter of fiscal 2004 when compared to the year-ago quarter:

      —    North America revenue was $134.4 million compared to $99.0 million, up 36 percent.
      —    Europe revenue was $49.0 million compared to $28.7 million, up 71 percent.
      —    Asia revenue was $10.2 million compared to $7.9 million, up 29 percent.

“We are pleased with the financial performance of the third quarter,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our consumer segment has now logged its twelfth consecutive quarter of year-over-year revenue growth in excess of 20%. Our aviation segment also continues to demonstrate growth with the introduction of both panel-mount and portable products. We are beginning to see the growth that was anticipated following the many new products releases in the first half of 2004. Gross margins improved during the third quarter of 2004 to 57.7% from 51.8% in the second quarter of 2004. Improved product mix within both aviation and consumer segments, reduced product transition costs, improved raw materials costs during the quarter, and a $1.8 million payment for Garmin AT’s completion of a government contract accounted for the increase in gross margins.”

Revenue for the nine-month period ending September 25, 2004 was $541.6 million – up 34 percent from the $402.8 million generated in the year-ago. Net income increased to $158.1 million or $1.45 diluted earnings per share, compared to $124.0 million or $1.14 diluted earnings per share in the year-ago period. Net income for the nine-month period ended September 25, 2004 included a $0.5 million foreign currency gain as a result of a slightly stronger U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the period was $1.44 compared to $1.22 in the year-ago period.

Consumer revenue for the nine-month period totaled $417.3 million – a 32 percent growth compared to the year-ago period. Aviation revenue totaled $124.3 million – a 42 percent increase compared to the same period in fiscal 2003. Total units sold for the period increased to 1,587,000 from 1,476,000 – representing an increase of 8 percent.

Revenue increased across all geographic regions during the nine months ending September 25, 2004 when compared with the same period in 2003:

      —    North America revenue was $367.5 million compared to $284.6 million, up 29 percent.
      —    Europe revenue was $149.1 million compared to $99.2 million, up 50 percent.
      —    Asia revenue was $25.0 million compared to $19.0 million, up 32 percent.

Fourth Quarter and Fiscal 2004 Outlook

The company estimates that its diluted EPS for the fourth fiscal quarter of 2004, excluding effects for foreign currency, will be in the range of $0.50 to $0.54 on revenues of $200 million to $204 million.

The company estimates that its diluted EPS for fiscal year 2004, excluding effects for foreign currency, will be in the range of $1.95 to $1.98 on revenues of $742 million to $746 million.

Foreign Currency Translation—Non-GAAP Measures

Management believes that earnings per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the largely non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

Earnings Call Information

The information for Garmin Ltd.‘s earnings call is as follows:

       When:      Wednesday, October 27, 2004 at 11:00 a.m. Eastern
       Where:      http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
       How:         Simply log on to the web at the address above or call to listen in at 800-883-9537
       Contact:    investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 1046730. An archive of the live webcast will be available until November 26, 2004 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are based on management’s current expectations. Any statements regarding the company’s future financial position, revenues, earnings, product introductions, plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin. Information concerning risk factors that could affect Garmin’s actual results is contained in the Annual Report on Form 10-K for the year ended December 27, 2003 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2003 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and the other trademarks referenced in this press release are registered trademarks or trademarks of Garmin Ltd. or its subsidiaries.

Source: Garmin Ltd.
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Investor Contact:
Polly Schwerdt, Investor Relations Manager, 913-397-8200, ext. 1394
E-mail: polly.schwerdt@garmin.com

Media Contacts:
Ted Gartner, Senior Media Relations Specialist, 913-397-8200, ext. 1240
E-mail: ted.gartner@garmin.com

Pete Brumbaugh, Senior Media Relations Specialist, 913-397-8200, ext. 1411
E-mail: pete.brumbaugh@garmin.com

      Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) September 25, 2004	December 27, 2003
Assets
Current assets:
Cash and cash equivalents	$297,504	$274,329
Marketable securities	69,046	53,127
Accounts receivable, net	85,868	82,718
Inventories	119,784	96,794
Deferred income taxes	27,417	26,812
Prepaid expenses and other current assets	24,818	6,148

Total current assets	624,437	539,928
Property and equipment, net	153,458	104,784
Restricted cash	1,602	1,602
Marketable securities	232,610	168,320
Other assets, net	48,759	42,311

Total assets	$1,060,866	$856,945

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$47,288	$40,671
Other accrued expenses	40,428	24,817
Income taxes payable	62,693	38,946
Dividends payable	54,060

Total current liabilities	204,469	104,434
Deferred income taxes	796	2,821
Stockholders' equity:
Common stock	1,081	1,082
Additional paid-in capital	102,370	104,022
Retained earnings	767,644	663,604
Accumulated other comprehensive loss	(15,494)	(19,018)

Total stockholders' equity	855,601	749,690

Total liabilities and stockholders' equity	$1,060,866	$856,945

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	13-Weeks Ended		26-Weeks Ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Net sales	$193,616	$135,562	$541,601	$402,845
Cost of goods sold	81,945	58,853	251,160	167,823

Gross profit	111,671	76,709	290,441	235,022
Selling, general and
administrative expenses	19,859	13,023	55,902	40,552
Research and development
expense	14,695	11,732	43,625	30,135

	34,554	24,755	99,527	70,687

Operating income	77,117	51,954	190,914	164,335
Other income(expense) (A)	6,793	(7,260)	6,708	(7,487)

Income before income taxes	83,910	44,694	197,622	156,848
Income tax provision	16,782	9,386	39,523	32,799

Net income	$67,128	$35,308	$158,099	$124,049

Net income per share:
Basic	$0.62	$0.33	$1.46	$1.15
Diluted	$0.62	$0.32	$1.45	$1.14
Weighted average common
shares outstanding:
Basic	108,119	108,037	108,159	107,993
Diluted	108,879	108,951	108,989	108,859

(A)

Includes $4.4 million of foreign currency gains in Q3 2004 and $9.0 million of foreign currency losses in Q3 2003;
includes $0.5 million of foreign currency gains YTD 2004 and $11.1 million of foreign currency losses YTD 2003.